AMENDMENT NO. ONE TO THE
WHOLE FOODS MARKET
2009 STOCK INCENTIVE PLAN
Pursuant to the authority of the Board of Directors of Whole Foods Market, Inc., and the provisions of Section 14.1 thereof, the Whole Foods Market 2009 Stock Incentive Plan (the “Plan”) is hereby amended in the following respect only, effective as of May 19, 2017:
(1)    Section 9, Subsection 9.3, is hereby amended in its entirety, to read as follows:
“9.3    Settlement. An Award of Restricted Share Units shall be settled upon such date(s) or event(s) designated by the Plan Administrator and specified in the applicable Award Agreement. Notwithstanding the foregoing, to the extent permitted by Section 409A of the Code, settlement may occur after such specified date(s) or event(s) if: (i) the Plan Administrator reasonably anticipates that settlement of a Restricted Share Unit would result in the loss of the Company’s federal income tax deduction due to the application of Section 162(m) of the Code, in which case settlement shall occur in the first taxable year in which the Plan Administrator reasonably anticipates, or should reasonably anticipate, that if settlement were made during such year, the deduction of an amount attributable to such settlement would not be barred by application of Section 162(m) of the Code; (ii) the Plan Administrator reasonably anticipates that settlement of a Restricted Share Unit would violate Federal securities law or other applicable law, in which case settlement shall occur on the earliest date as of which the Plan Administrator reasonably anticipates that settlement would not cause such violation; (iii) it is administratively impracticable to settle a Restricted Share Unit by such date and such impracticability was unforeseeable on the Award Date, provided that settlement occurs as soon as administratively practicable thereafter; or (iv) settlement by such date would jeopardize the ability of the Company to continue as a going concern, provided that settlement occurs as soon as doing so would not have such effect.”
(2)    Section 10 is hereby amended in its entirety, to read as follows:

“SECTION 10
SHAREHOLDER RIGHTS

Except to the extent otherwise provided in the applicable Award Agreement, no Person shall have any rights as a stockholder of the Company with respect to any Shares of Common Stock subject to an Award unless and until such Person becomes the holder of record of such Shares pursuant to subsection 4.6 hereof, and except as otherwise permitted by subsection 13.1, no adjustment will be made for dividends or other distributions in respect of such Shares for which the record date is prior to the date on which such Person has become the holder of record. If an Award Agreement provides for dividend equivalent rights to be paid to the Participant, except as otherwise provided in such Award Agreement, such amounts shall be paid at the same time dividends are paid to the shareholders of the Company, but in no event later than March 15th following the calendar year in which such dividends were declared. For these purposes, a Participant who receives a grant of Restricted Shares shall become a holder of record as of the Award Date or, if later, the date on which the applicable Purchase Price is paid, and shall thereafter be entitled to the voting and dividend rights appurtenant to such Shares.”
4846-8267-9880v.1